Exhibit 2.2

FIRST AMENDMENT TO THE
AGREEMENT AND PLAN OF MERGER
THIS FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER (this “Amendment”) is entered into as of April 30, 2019, between ATBancorp, an Iowa corporation (the “Company”), and MidWestOne Financial Group, Inc., an Iowa corporation (“Acquiror”).
RECITALS
A.    The Company and Acquiror entered into an Agreement and Plan of Merger dated as of August 21, 2018 (the “Merger Agreement”), providing for the merger of the Company with and into Acquiror (the “Merger”) with Acquiror being the surviving entity. Immediately following the consummation of the Merger, American Trust & Savings Bank, an Iowa state chartered bank (“Bank A”), and American Bank & Trust Wisconsin, a Wisconsin state chartered bank, will merge with and into MidWestOne Bank, an Iowa state chartered bank, with Acquiror Bank being the surviving entity in such bank mergers (the “Bank Mergers”). The consummation of the Merger and the cancellation and conversion of each of the shares of Company Common Stock will entitle holders of Company Common Stock the right to receive (i) the Per Share Cash Consideration and (ii) the Per Share Stock Consideration, in the amounts as set forth in the Merger Agreement.
B.    Bank A conducts, through a division of Bank A known as ATRetirement, a retirement services business, which includes a wide range of services provided to retirement plans, including trustee, investment management, recordkeeping, administrative services, insurance services through ATInsurance and other third party selling/advisor services (the “Business”).
C.    As a condition to the consummation of the Merger, pursuant to Sections 5.15 and 8.14 of the Merger Agreement, the Company and Bank A must dispose of certain assets of the Business.
D.    Pursuant to Section 7.10 of the Merger Agreement, the Company intends to pay to its shareholders, concurrent with Closing, a special dividend of the Net Proceeds from the sale of the Business.
E.    Reference is made to that certain Asset Purchase and Assumption Agreement (the “Purchase Agreement”), dated as February 9, 2019 by and between Bank A and First Mercantile Trust Company, a Tennessee state trust company (“Buyer”), pursuant to which Buyer will purchase the Business from Bank A (the “Retirement Business Sale”).
F.    In connection with Buyer’s acquisition of the Business from Bank A, certain proceeds of the Retirement Business Sale received by Bank A will be placed in escrow to secure certain contingent obligations of Bank A in favor of Buyer under the Purchase Agreement.
G.    Reference is made to that certain form of Escrow Agreement (the “Buyer Escrow Agreement”), by and among Buyer, Bank A, the Company, Nicholas J. Schrup III, R. Rourke Holscher and Douglas H. Greeff (collectively, the “Shareholder Representative”) and Wilmington Trust, N.A., a national banking association, as escrow agent (“Wilmington”), pursuant to which the Company is required to deposit $7,000,000 to secure certain of Bank A’s contingent obligations in favor of Buyer under the Purchase Agreement.
H.    In connection with Buyer’s acquisition of the Business from Bank A, certain proceeds of the Retirement Business Sale received by Bank A will be placed in escrow to secure certain contingent obligations of Bank A in favor of Acquiror pursuant to its obligations under with respect to the Retirement Business Sale and the Purchase Agreement.
I.    Reference is made to that certain form of Escrow Agreement (the “MOFG Escrow Agreement”), by and among Acquiror, Bank A, the Company, the Shareholder Representative and MidWestOne Bank, as escrow agent, pursuant to which the Company is required to deposit $4,000,000 to secure certain of Bank A’s contingent obligations in favor of Acquiror pursuant to the Retirement Business Sale.
J.    Bank A also entered into an Asset Purchase Agreement, dated January 28, 2019, by and between Bank A and Exchange Bank, a California banking corporation, providing for the sale of certain of Bank A’s assets related to its trust business located in California. Reference is made to that certain form of Escrow Agreement (the “Exchange Bank Escrow Agreement”), by and among Exchange Bank, the Company, Bank A, the Shareholder Representative and Wilmington, pursuant to which the Company is required to deposit $100,000 to secure certain of Bank A’s contingent obligations in favor of Exchange Bank pursuant to sale of the assets located in California.
K.    Reference is made to that certain form of Escrow Agreement (the “Shareholder Representative Expenses Escrow Agreement”), by and among the Company, the Shareholder Representative and MidWestOne Bank, as escrow agent, pursuant to which the Company is required to deposit $1,300,000 to cover any expenses incurred by the Shareholder Representative in connection with the oversight and management of funds held in the each of the escrow accounts mentioned herein and that are necessary and required to consummate the transactions contemplated under the Merger Agreement.
L.    The Company and Acquiror now each desire and deem it advisable to amend the Merger Agreement by entering into this Amendment.
NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree, pending the approval of this Amendment by the shareholders of the Company, in accordance with the IBCA and Company Articles of Incorporation:
AGREEMENTS
Section 1.    All defined or capitalized terms used in this Amendment shall have the meanings given such terms in the Merger Agreement, unless said terms are defined herein or unless the context clearly indicates to the contrary.

Section 2.    Section 2.1 of the Merger Agreement is hereby amended to include the following:
(c)
(i)    In connection with the consummation of any Pre-Closing Disposition required under Section 5.15, $7,000,000 will be deposited pursuant to the Buyer Escrow Agreement, $4,000,000 will be deposited pursuant to the MOFG Escrow Agreement, $100,000 will be deposited pursuant to the Exchange Bank Escrow Agreement and $1,300,000 will be deposited pursuant to the Shareholder Representative Expenses Escrow Agreement (such amounts, in the aggregate, the “Required Escrow Deposits”) to secure certain of the Company’s or Bank A’s liabilities to a transferee or Acquiror in connection with such Pre-Closing Disposition. For purposes of this Merger Agreement, the source of all such Required Escrow Deposits shall be from the cash portion of the Merger consideration
(ii)    Upon the expiration of the escrow agreement(s) governing the Required Escrow Deposits, to the extent any funds remain in such escrow accounts, such portions of the Required Escrow Deposits shall be disbursed pro rata to the holders of Company Common Stock who are identified in the respective escrow agreement governing such Required Escrow Deposits. For purposes of this Agreement, such disbursement shall be considered as a portion of the Merger consideration.
Section 3.    Section 2.4 of the Merger Agreement is hereby amended in its entirety as follows:
Section 2.4     Exchange of Certificates
(a)    The parties to this Agreement agree: (i) that American Stock Transfer & Trust Company, LLC shall serve, pursuant to the terms of an exchange agent agreement, as the exchange agent for purposes of this Agreement (the “Exchange Agent”); and (ii) to execute and deliver the exchange agent agreement at or prior to the Effective Time. Acquiror shall be solely responsible for the payment of any fees and expenses of the Exchange Agent.
(b)    At or prior to the Effective Time, Acquiror shall authorize the issuance of and shall make available to the Exchange Agent, for the benefit of the holders of Company Common Stock for exchange in accordance with this Article 2: (i) a sufficient number of shares of Acquiror Common Stock for payment of the Per Share Stock Consideration pursuant to Section 2.1; (ii) sufficient cash for payment of the Per Share Cash Consideration, reduced by the amount of the Required Escrow Deposit (the “Closing Date Per Share Merger Consideration”), pursuant to Section 2.1; and (iii) sufficient cash for payment of cash in lieu of fractional shares of Acquiror Common Stock in accordance with Section 2.3. Such amount of cash and shares of Acquiror Common Stock, together with any dividends or distributions with respect thereto paid after the Effective Time, are referred to in this Article 2 as the “Conversion Fund.”
(c)    Within five (5) Business Days after the Closing Date, the Surviving Entity shall cause the Exchange Agent to mail to each holder of record of one or more certificates representing shares of Company Common Stock (“Company Stock Certificates”) a letter of transmittal (“Letter of Transmittal”), in a form to be agreed by the parties, which specifies, among other things, that delivery shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such certificates to the Exchange Agent, together with instructions for use in effecting the surrender of Company Stock Certificates pursuant to this Agreement.
(d)    Upon proper surrender of a Company Stock Certificate for exchange to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor his, her or its Closing Date Per Share Merger Consideration, plus his, her or its pro rata interest in the right to receive disbursements pursuant to the Escrow Agreements, plus cash in lieu of any fractional shares of Acquiror Common Stock in accordance with Section 2.3 deliverable in respect of the shares of Company Common Stock represented by such Company Stock Certificate; thereupon such Company Stock Certificate shall forthwith be cancelled. No interest will be paid or accrued on any portion of the Closing Date Per Share Merger Consideration deliverable upon surrender of a Company Stock Certificate. Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, (i) the Closing Date Per Share Merger Consideration; (ii) cash in lieu of any fractional shares of Acquiror Common Stock that the shareholder has a right to receive pursuant to Section 2.3; (iii) a pro rata interest in the right to receive disbursements pursuant to the Escrow Agreements; and (iv) any dividends or distributions that the shareholder has a right to receive pursuant to Section 2.4(g), in each case, upon the proper surrender of such Certificate in accordance with this Article 2.
(e)    In the event of a transfer of ownership of a Certificate representing Company Common Stock that is not registered in the stock transfer records of the Company, the (i) Closing Date Per Share Merger Consideration; (ii) cash in lieu of any fractional shares of Acquiror Common Stock that the shareholder has a right to receive pursuant to Section 2.3; (iii) a pro rata interest in the right to receive disbursements pursuant to the Escrow Agreements; and (iv) any dividends or distributions that the shareholder has a right to receive pursuant to Section 2.4(g) shall be delivered pursuant to

Section 2.4(d), without interest thereon, in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Company Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a Person other than the registered holder of the Certificate and establish to the satisfaction of the Surviving Entity that the Tax has been paid or is not applicable. The Exchange Agent, the escrow agents serving pursuant to the Escrow Agreements (the “Escrow Agents”), the Surviving Entity and the Surviving Entity’s Affiliates shall be entitled to deduct or withhold (or cause to be deducted or withheld) from the Closing Date Per Share Merger Consideration and any other amounts otherwise payable pursuant to this Agreement such amounts as the Exchange Agent, the Escrow Agents, the Surviving Entity or the Surviving Entity’s applicable Affiliate, as the case may be, is required to deduct or withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so deducted or withheld and paid over to the applicable Tax authorities, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to Person in respect of whom such deduction and withholding was made.
(f)    After the Effective Time, there shall be no transfers on the stock transfer books of the Company of any shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Company Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for (i) the Closing Date Per Share Merger Consideration; (ii) cash in lieu of any fractional shares of Acquiror Common Stock that the shareholder has a right to receive pursuant to Section 2.3, without interest thereon; (iii) the pro rata interest in the right to receive disbursements pursuant to the Escrow Agreements; and (iv) any dividends or distributions that the shareholder has a right to receive pursuant to Section 2.4(g), in each case, in accordance with the procedures set forth in this Article 2.
(g)    No dividends or other distributions declared with respect to Acquiror Common Stock and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate until the holder thereof shall surrender such Company Stock Certificate in accordance with this Article 2. Promptly after the surrender of a Company Stock Certificate in accordance with this Article 2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which theretofore had become payable with respect to shares of Acquiror Common Stock into which the shares of Company Common Stock represented by such Company Stock Certificate were converted at the Effective Time pursuant to Section 2.1. No holder of an unsurrendered Company Stock Certificate shall be entitled, until the surrender of such Company Stock Certificate in accordance with this Article 2, to vote the shares of Acquiror Common Stock into which such holder’s Company Common Stock shall have been converted.
(h)    Any portion of the Conversion Fund that remains unclaimed by the shareholders of the Company twelve (12) months after the Effective Time shall be paid to the Surviving Entity, or its successors in interest. Any shareholders of the Company who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Entity, or its successors in interest, for (i) the Closing Date Per Share Merger Consideration; (ii) cash in lieu of any fractional shares of Acquiror Common Stock that the shareholder has a right to receive pursuant to Section 2.3; (iii) the pro rata interest in the right to receive disbursements pursuant to the Escrow Agreements; and (iv) any dividends or distributions that the shareholder has a right to receive pursuant to Section 2.4(g), each without interest thereon. Notwithstanding the foregoing, none of the Surviving Entity, the Escrow Agents, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
(i)    In the event any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such Person of a bond in such reasonable amount as the Surviving Entity and the Exchange Agent may direct as indemnity against any claim that may be made against it or the Surviving Entity with respect to such Company Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Stock Certificate, and in accordance with this Article 2, (i) the Closing Date Per Share Merger Consideration; (ii) cash in lieu of any fractional shares of Acquiror Common Stock that the shareholder has a right to receive pursuant to Section 2.3; and (iii) any dividends or distributions that the shareholder has a right to receive pursuant to Section 2.4(g), each without interest thereon, and the Escrow Agents will disburse such shareholder’s pro rata interest in the right to receive disbursements pursuant to the Escrow Agreements, without interest thereon.
(j)    Subject to the terms of any agreement between Acquiror or the Surviving Entity and the Exchange Agent with respect to the payment of the Closing Date Per Share Merger Consideration and cash in lieu of fractional shares of Acquiror Common Stock, the Surviving Entity, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of any Letter of Transmittal and compliance by any Company shareholder with the procedures and instructions set forth herein and therein; and (ii) the method of payment of the Per Share Merger Consideration and cash in lieu of fractional shares of Acquiror Common Stock.
(k)    In the case of outstanding shares of Company Common Stock that are not represented by Certificates, the parties shall make such adjustments to this Article 2 as are necessary or appropriate to implement the same purpose and effect that this Article 2 has with respect to shares of Company Common Stock that are represented by Certificates.
Section 4.    Article 12 of the Merger Agreement is hereby amended by adding the following:
(aaaa) “Buyer Escrow Agreement” means that certain escrow agreement to be entered into by and among First Mercantile Trust Company, a Tennessee state trust company, Bank A, the Company, Nicholas J. Schrup III, R. Rourke Holscher and Douglas H. Greeff and Wilmington Trust, N.A., a national banking association, as escrow agent, prior to Closing.
(bbbb) “Escrow Agreements” means, collectively, the Buyer Escrow Agreement, the Exchange Bank Escrow Agreement, the MOFG Escrow Agreement and the Shareholder Representative Expenses Escrow Agreement.
(cccc) “Exchange Bank Escrow Agreement” means that certain escrow agreement to be entered into by and among Exchange Bank, a California banking corporation, Bank A, the Company, Nicholas J. Schrup III, R. Rourke Holscher and Douglas H. Greeff and Wilmington Trust, N.A., a national banking association, as escrow agent, prior to Closing.
(dddd) “MOFG Escrow Agreement” means that certain escrow agreement to be entered into by and among Acquiror, the Company, Nicholas J. Schrup III, R. Rourke Holscher and Douglas H. Greeff and MidWestOne Bank, as escrow agent, prior to Closing.
(eeee) “Shareholder Representative Expenses Escrow Agreement” means that certain escrow agreement to be entered into by and among the Company, Nicholas J. Schrup III, R. Rourke Holscher and Douglas H. Greeff and MidWestOne Bank, as escrow agent, prior to Closing.
Section 5.    Company Shareholder Approval. The Company shall, as promptly as reasonably practicable after the date of this Amendment, take all action necessary, including as required by and in accordance with the IBCA, Company Articles of Incorporation and Company Bylaws to obtain the Company’s shareholders’ approval of this Amendment.
Section 6.    Dissenters’ Rights. This Amendment shall have no effect to amend the Merger Agreement if prior to the Closing Date any holder of Company Common Stock duly exercises and does not withdraw its dissenters’ rights under the IBCA with regard to the Company’s shareholders’ approval of this Amendment.
Section 7.    Continuing Effect. Except as hereinabove specifically amended, all other provisions of the Merger Agreement shall remain in full force and effect.
Section 8.    Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 9.    Governing Law. All questions concerning the construction, validity and interpretation of this Amendment, and the performance of the obligations imposed by this Amendment shall be governed by the internal laws of the State of Iowa applicable to contracts made and wholly to be performed in such state without regard to conflicts of laws.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

MIDWESTONE FINANCIAL GROUP, INC.		ATBANCORP

By:	/s/ CHARLES N. FUNK	By:	/s/ NICHOLAS J. SCHRUP III
	Charles N. Funk		Nicholas J. Schrup III
	President & Chief Executive Officer		Chairman and President

9